EXHIBIT 10.7

FIRST AMENDMENT

to

CONTINENTAL RESOURCES, INC.

2000 STOCK OPTION PLAN

Pursuant to the authority granted to the undersigned upon the approval by the shareholders and the Board of Directors of Continental Resources, Inc., the Continental Resources, Inc. 2000 Stock Option Plan (the “Plan”), is hereby amended as follows:

Section 1.03 of the Plan is hereby amended by deleting the first sentence and substituting therefore the following:

“Subject to Articles IV, VII and IX of this Plan, shares of stock covered by options shall consist of 1,020,000 shares of the Company’s Non-Voting Common Stock, par value $.01 per share (“Common Stock”).”

Except as otherwise provided in this First Amendment, the Plan is hereby ratified and confirmed in all respects. The effective date of this First Amendment shall be December 8, 2004.

Executed this 8th day of December, 2004.